Exhibit 10.29
Consulting Agreement
This Consulting Agreement (the “Agreement”) is made as of September 25th, 2007 by and between TopSpin Medical (Israel) Ltd. (the “Company”) a company incorporated in Israel whose registered office is at Global Park, 2 Yodfat St., North Industrial Zone Lod, Israel, and Erez Golan of 3/20 Andersen St., Tel Aviv, Israel (the “Consultant”).
1 Consultancy.
     1.1 Consulting Period. The Consultant shall serve as a consultant to the Company in respect of the Services (as defined in Section 2 below) for a period commencing on December 26th, 2007, (the “Effective Date”) and continuing until termination of this Agreement in accordance with Section 7 below (the “Consulting Period”).
     1.2 Experience. The Consultant represents he has the capability, know-how, expertise and experience necessary to perform the Services.
     1.3 No Conflicts. The Consultant represents that the performance of the Services or any other duties and obligations of the Consultant hereunder do not and will not conflict with, or breach, any prior agreement, contract, patent disclosure agreement, non-competition agreement with any third party, any restrictive covenant relating to the involvement whatsoever of the Consultant with the Company or any other instrument with third party to which the Consultant is a party or by which he is bound.
     1.4 Reliance. Consultant understands that the Company is relying on the representations made by Consultant in this Section 1 in making its decision to enter into this Agreement.
2 Services. During the Consulting Period, Consultant shall provide Company with such consulting services as may be reasonably requested by the Company including attendance to meetings of the Board of Directors of the Company’s parent corporation, TopSpin Medical, Inc. (the “Services”) to the best of his ability. The Services will be provided to the Company at such times during the term as shall be coordinated between the Consultant and the Company’s CEO. The Consultant will devote consulting hours totaling an average of five (5) days per month, which will be calculated as on a quarterly basis (i.e. consulting hours totaling 15 days per quarter). For the avoidance of doubt, it is hereby clarified that the Consultant may provide services for less than 5 days in one month and more than 5 days in another month without the Company being obligated to pay the Additional Fee (as defined below), provided that if the Consultant provides Services for more than 15 days per quarter, in accordance with Section 4.1 below, he shall be entitled to receive the Additional Fee. However, Company shall make reasonable efforts that the Consultant shall not be required to be present in person in the Company’s premises or any other place that the Company will require more than once per week. When traveling for the Company, flights to Europe shall constitute one half of one day of Services and intercontinental flights shall constitute one day of Services. The Company will provide the Consultant with business cards referring to the Consultant as an Executive Director.
3 Legal Relationship. The Consultant shall be an independent contractor with regard to the Company and the Consultant shall not be an employee or agent of the Company. Unless separately authorized by a specific power of attorney, the Consultant shall not bind or purport to bind the Company to any contract or obligation whatsoever. The Consultant agrees to indemnify the Company and hold it harmless to the extent it is determined that Consultant in an employee of the Company, with respect to any obligations imposed on the Company to pay any payments resulting from such employment relations, including withholding taxes, social insurance payments or unemployment or disability insurance or similar items in connection with any services performed by the Consultant hereunder.
4 Compensation.
     4.1 In consideration of the Services, the Company agrees to pay the Consultant a flat fee of $7,750 per month plus value added tax (“Consulting Fee”). For each additional day in which Services will be provided, provided the same was coordinated and approved in advance by the Company’s CEO, additional consulting Fees of $1,500 per each additional day plus value added tax (the “Additional Fee”) shall be paid. All amounts shall be paid against provision of a valid value-added tax receipt.
     4.2 Expenses. Consultant shall be entitled to receive reimbursement for his expenses, including when providing the Services abroad, in accordance with the Company’s expense reimbursement policy; provided that: for flights to Europe, the Consultant shall fly coach class and for intercontinental flights, he shall fly business class.
5 Rights to, and Ownership of, Work Product
     5.1 “Work Product” means all ideas, know how, information and Technology, analyses, recommendations, reports, compilations, studies, business opportunities, customer and supplier contacts which: (a) relate to the use of self-contained MRI in the human body (“Company’s Business”) that are created, developed, discovered, acquired or invented (collectively “Developed”) by the Consultant (whether alone or with a third party) during the Consulting Period; or (b) otherwise Developed by the Consultant during provision of Services to the Company and resulting thereform.
     5.2 “Consultancy Services” means all work performed by the Consultant pursuant to this Agreement.
     5.3 “Technology” means data, discoveries, ideas, inventions, know-how, methods, processes, research, technical information, and other intellectual property, whether tangible or intangible, including, without limitation, any and all designs, drawings, flow charts, products, software, and specifications, together with the intellectual property rights applicable thereto, including, without limitation, copyrights, patents (including any extension, reissue, continuation, substitution, continuation-in-part, division, or renewal patents), patent applications, inventor certificates, and trade secrets.
     5.4 The Company shall own all rights, title, and interest in all Work Product, including all patents and other intellectual property rights constituting Work Product, and shall have the unrestricted right to use the Work Product and to license any third party to use the Work Product without the consent of the Consultant, and without any duty to account to or share proceeds with the Consultant on account of such use or licensing of the Work Product. The Consultant agrees promptly to disclose all Work Product to the Company, and to take all actions, execute all assignments, verify and deliver all documents the Company may reasonably request in applying for, obtaining, perfecting, evidencing, sustaining and enforcing the Company’s proprietary rights in the Work Product, during the term of this Agreement and thereafter.
     5.5 The provisions of the preceding paragraph shall not apply to any preexisting materials, information, or ideas that may be in the possession of the Consultant in written form prior to the date of this Agreement.

     5.6 The provisions of this Section 5 shall survive the termination of this Agreement.
6 Confidentiality and Non-Competition
     6.1 Confidentiality. The Consultant acknowledges that during the course of the performance of the Services for the Company, he will have access to confidential information, knowledge and data regarding or relevant to the business of the Company, whether received, acquired or developed by it or otherwise, including, without limitation, trade secrets, marketing and pricing data, customer information (collectively, “Proprietary Information”). The Consultant hereby agrees:
          6.1.1 Other than in the course of performing the Services, he will not divulge, disclose or communicate to any third party in any manner, directly or indirectly, Proprietary Information or Work Product, except such as is at the time generally known to the public and which did not become generally known through the breach of any provision hereof;
          6.1.2 He will not use for his own benefit or purposes or for the benefit or purposes of any third party or permit or assist any third party to use in any manner, directly or indirectly, Proprietary Information or Work Product; and
          6.1.3 Upon the termination of this Agreement, he will promptly deliver to the Company all Proprietary Information and Work Product in its possession or under his control.
     6.2 Non-Competition. During the term of this Agreement and for one year thereafter, the Consultant shall not, directly or indirectly, on his own account, or as a shareholder, partner, joint venturer, franchisor, licensor, director, officer, consultant, creditor and/or agent or otherwise:
          6.2.1 enter into or engage in any business or other entity in the same line of work, or any business which competes with the Company’s Business;
          6.2.2 promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in any such business;
          6.2.3 canvass, solicit customers, or clients, for itself or for any other person or entity, from any clients or customers of the Company or its affiliates, or give any other person, firm or corporation the right to do any of the foregoing on his behalf; or
          6.2.4 directly or indirectly request or advise any clients, customers, shareholders, or suppliers of the Company, or any governmental authority, to withdraw, curtail, or cancel their business with the Company, or in any other way directly or indirectly interfere with or disrupt or attempt to disrupt the Company’s relationship (express, implied, or otherwise) with any of its clients, customers, shareholders, or suppliers or any governmental authority.
     6.3 Non-Solicitation of Employees. During the term of this Agreement and for one year thereafter, the Consultant shall not induce any employee, consultant or representative of the Company not to continue as an employee, consultant or representative of the Company, or to accept any employment, consultancy or representation with any person or entity other than the Company.
     6.4 Specific Performance. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Section 6, and that any party may in its sole discretion, in addition to any other available remedies, apply to any court of law or equity of competent jurisdiction for and be entitled to specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
     6.5 The provisions of this Section 6 shall survive the termination of this Agreement.
7 Term and Termination
     7.1 The Consultant shall begin performing the Services as of the Effective Date and the Agreement shall continue until the two year anniversary thereof, unless earlier terminated in accordance with this Section 7. The term of this Agreement shall automatically renew for additional terms of one year each, unless either party has provided written notice to the other party 90 days prior to the conclusion of such term that it does not wish for the term of this Agreement to renew.
     7.2 Notwithstanding the above, either party may terminate this Agreement at any time by providing the other party 90 days advance written notice, without the need to give any reason.
     7.3 This Agreement may be terminated immediately by the Company in the event of:
          7.3.1 Material breach by the Consultant of any provision of this Agreement which is not curable or is not cured by the Consultant within 7 days after his receipt of notice thereof from the Company containing a description of the breach or breaches alleged to have occurred (it being understood that Sections 1.3, 1.4, 5 and 6 of this Agreement are deemed to be material provisions);
          7.3.2 Persistent neglect by the Consultant or material failure by the Consultant to adequately perform the Services;
          7.3.3 Any act of moral turpitude by the Consultant or action by the Consultant to intentionally harm the Company;
          7.3.4 the Consultant becoming bankrupt; the filing by or against the Consultant of a petition in bankruptcy, or a composition with creditors or any similar action in consequence of debt.
     7.4 The Consultant and the Company shall not have any claim against the other party, for damages or otherwise, or be entitled to any payment or other benefit, except for payments that are due and payable to the Consultant through the date of the termination thereof, as a result of the termination of this Agreement in accordance with its terms.

8 Miscellaneous
     8.1 Notices. All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail, or by facsimile transmission (provided that written confirmation of receipt is provided), at the above address or at such address as a party may from time to time designate in writing to the other parties. Notices shall be deemed to be received 4 days after being sent or 24 hours after being faxed.
     8.2 No Assignment. The performance of the Consultant’s obligations hereunder may not be transferred or assigned by the Consultant. The Company may assign this Agreement to any successor in interest without the consent of the Consultant.
     8.3 Governing Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Israel without giving effect to the principles of conflict of law thereof. Any action instituted by any of the parties shall be brought in the appropriate court in Tel Aviv-Jaffa, which shall have exclusive jurisdiction over such actions.
     8.4 Preamble; Titles. The preamble to this Agreement forms an integral part hereof. The titles in this Agreement are intended for convenience purposes only and they do not have and shall not be ascribed any weight in the interpretation hereof.
     8.5 Entire Agreement; Amendment, etc. This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, oral or written, with respect to such subject matter. This Agreement shall not be modified or amended except by a written instrument, signed by the parties hereto. All remedies specified herein or otherwise available shall be cumulative and in addition to any and every other remedy provided hereunder or now or hereafter available at law or in equity. No waiver or failure to act with respect to any breach or default hereunder, whether or not the other party has notice thereof, shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature.
     8.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
     8.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

/s/ Neil Cohen /s/ Eyal Kolka	/s/ Erez Golan

TopSpin Medical (Israel) Ltd.	Consultant: Erez Golan
By: Neil Cohen & Eyal Kolka
Title: Director & CFO and
Senior VP of Business Development